As filed with the Securities and Exchange Commission on April 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3240 S. Central Avenue Cicero, IL 60804	88-0409160
(State or other jurisdiction of	(Address of Principal Executive Offices)	(IRS Employer Identification No.)
Incorporation or organization)

Amended and Restated Broadwind Energy, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Stephanie K. Kushner

President, Chief Executive Officer

Broadwind Energy, Inc.

3240 S. Central Avenue

Cicero, Illinois 60804

Telephone: (708) 780-4800

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

Michele C. Kloeppel, Esq.

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Facsimile: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐      Accelerated filer  ☐      Non-accelerated filer  ☒     Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.001 per share	1,100,000	$1.90	$2,090,000.00	$253.31
Series A Junior Participating Preferred Share Purchase Rights	(4)	(4)	(4)	(4)

(1)  Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of Broadwind Energy, Inc., a Delaware corporation (the “Registrant”), underlying the Amended and Restated Broadwind Energy, Inc. 2015 Equity Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)  The Plan authorizes the issuance of a maximum of 2,200,000 shares of Common Stock, of which 1,100,000 were previously registered on the Registrant’s registration statement on Form S-8 (Registration No. 333-203736) filed April 30, 2015 (the “Prior Registration Statement”). This Registration Statement registers an additional 1,100,000 shares of Common Stock under the Plan (the “Additional Shares”).

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, using the average of the high and low prices as reported on the Nasdaq Capital Market on April 22, 2019.

(4)  The Series A Junior Participating Preferred Share Purchase Rights (the “Series A Rights”) are initially carried with the shares of Common Stock. The value attributable to such rights, if any, is reflected in the market price of the shares of Common Stock.

Pursuant to Rule 429 under the Securities Act, the Prospectus referred to herein is combined with and relates to the Prior Registration Statement.

EXPLANATORY NOTE

The undersigned Registrant hereby files this Registration Statement to register the Additional Shares for issuance to participants under the Plan.  The Additional Shares are in addition to the Common Stock previously registered for issuance on the Prior Registration Statement.  The contents of the Prior Registration, including exhibits thereto, are incorporated herein by reference, except to the extent superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed February 26, 2019;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed April 26, 2019;

(c)The Registrant’s Current Reports on Form 8-K (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto), filed February 12, 2019 and April 26, 2019;

(d)The description of the Common Stock as set forth in the Registrant’s registration statement on Form 8-A filed with the SEC on April 8, 2009 (File No. 001-34278) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(e)The description of the Series A Rights as set forth in the Registrant’s registration statement on Form 8-A filed with the SEC on February 13, 2013 (File No. 001-34278), Form 8-A/A (Amendment No. 1) filed with the SEC on February 8, 2016 (File No. 001-34278) and Form 8-A/A (Amendment No. 2) filed with the SEC on February 12, 2019 (File No. 001-34278) pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.  Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Registrant will provide without charge to each person to whom a prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 4.  Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter and Bylaw Provisions and Other Arrangements

The Registrant’s certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by the Registrant. Under Article IX of the certificate of incorporation, the Registrant may maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant has the power to indemnify such person. Pursuant to Section 145 of the DGCL and the certificate of incorporation, the Registrant maintains directors’ and officers’ liability insurance coverage.

In addition, as permitted by the DGCL, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•  any breach of his or her duty of loyalty to the Registrant or its stockholders;

•  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

In addition to the provisions of the certificate of incorporation and bylaws described above, the Registrant has entered into indemnification agreements with its directors and certain officers to indemnify such directors and officers to the fullest extent permitted by the certificate of incorporation and bylaws.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008).
4.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 23, 2012).
4.3	Second Amended and Restated Bylaws of the Registrant, adopted as of May 20, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 23, 2014).
4.4

Section 382 Rights Agreement dated as of February 12, 2013 between the Registrant and Equiniti Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8‑A filed February 13, 2013).

4.5

First Amendment to Section 382 Rights Agreement dated as of February 5, 2016 between the Registrant and Equiniti Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 8, 2016).

4.6

Second Amendment to Section 382 Rights Agreement dated as of February 7, 2019 between the Registrant and Equiniti Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on February 12, 2019).

4.7

Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A filed February 13, 2013).

5.1*	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.
23.1*	Consent of RSM US LLP.
23.2*	Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (set forth on signature page hereto).
10.1*†	Amended and Restated Broadwind Energy, Inc. 2015 Equity Incentive Plan

*  Filed herewith.

†  Indicates management contract or compensation plan or arrangement.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cicero, State of Illinois on April 26, 2019.

BROADWIND ENERGY, INC.

By: /s/ Jason L. Bonfigt

Jason L. Bonfigt

Vice President, Chief Financial Officer

(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of the Registrant do hereby severally and individually constitute and appoint Stephanie K. Kushner and Jason L. Bonfigt, and each of them (with full power to act alone and with full power of substitution and re-substitution), lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments that said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the SEC in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ Stephanie K. Kushner	President, Chief Executive Officer,	April 23, 2019
Stephanie K. Kushner	and Director
(Principal Executive Officer)

/s/ Jason L. Bonfigt	Vice President and Chief Financial	April 23, 2019
Jason L. Bonfigt	Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ David P. Reiland	Chairman of the Board	April 23, 2019
David P. Reiland

/s/ Terence P. Fox	Director	April 23, 2019
Terence P. Fox

/s/ Philip J. Christman	Director	April 23, 2019
Philip J. Christman

/s/ Thomas A. Wagner	Director	April 23, 2019
Thomas A. Wagner

/s/ Cary B. Wood	Director	April 23, 2019
Cary B. Wood